Exhibit 10.1

NS STOCK UNIT PLAN

Effective July 24, 2001
Last Amended Effective January 1, 2009

Section 1.         PURPOSE

            The NS Stock Unit Plan ("Plan") was adopted July 24, 2001.   The purpose of the Plan is to promote the success of Norfolk Southern Corporation (the "Corporation") by providing compensation to officers and other key employees of the Corporation and its Subsidiary Companies (as hereinafter defined) which is tied to the performance of the common stock of the Corporation, thereby providing an additional incentive to officers and other key employees to devote their maximum efforts and skills to the success of the Corporation and further aligning their interests with those of the shareholders.   The Plan provides for the grant of stock units whose value is measured by the fair market value of the Corporation's common stock and which will be payable in cash upon satisfaction of the applicable restrictions, in accordance with the terms and conditions set forth below.   The Plan was amended on January 1, 2009, to comply with section 409A of the Code, effective with respect to Awards vesting on or after January 1, 2005.

Section 2.         DEFINITIONS

The terms used herein shall have the following meanings unless otherwise specified or unless a different meaning is clearly required by the context:

Award               A grant of Stock Units.

Beneficiary        The person or persons designated in writing by the Participant as his Beneficiary in respect of Awards under the Corporation's Long-Term Incentive Plan or, in the absence of such a designation or if the designated person or persons predecease the Participant, the person or persons who shall acquire the Participant's rights in respect of Awards by bequest or inheritance in accordance with the applicable laws of descent and distribution.. In order to be effective, a Participant's designation of a Beneficiary must be on file with the Corporation before the Participant's death.

Board of            The Board of Directors of the Corporation.

Directors

Code                 The Internal Revenue Code of 1986, as amended from time to time.

Committee         The Compensation Committee, or any other committee of the Board of Directors which is authorized to grant Awards under this Plan.

Common           The Common Stock of the Corporation.

Stock

Disability           A Participant is disabled when he either:

                        (i)          is unable to engage in any substantial gainful activity, or

                        (ii)         is receiving income replacement benefits for a period of not less             than three (3) months under the Long-Term Disability Plan of the      Corporation or a long-term disability plan of a Subsidiary             Company (whichever is applicable),

                        by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months.

Fair Market       The value of Common Stock on a particular date as measured by the mean

Value               of the high and low prices at which it is traded on such date as reported in the Composite Transactions for such date by by Bloomberg L.P., or its successor, on its internet-based service, or, if Common Stock was not traded on such date, on the next preceding day on which Common Stock was traded.

Participant         Any officer or key employee of the Corporation or a Subsidiary Company selected by the Committee to participate in the Plan.

Performance      A period of time not less than twelve (12) nor more than sixty (60)

Period              months, to be determined within those limits by the Committee in its sole discretion, commencing on the date as of which Stock Units are granted, during which the restrictions imposed by paragraph (b) of Section 5 of the Plan shall apply.   The Committee shall determine the length of the Performance Period at the time that the Stock Units are granted.

Plan                   The NS Stock Unit Plan.

Stock                Contingent rights to receive cash payment for the Fair Market Value of

Units                shares of Common Stock granted pursuant to Section 5 of the Plan and subject to the restrictions and other terms and conditions set forth therein.   Each Stock Unit shall equal the Fair Market Value of one share of Common Stock.

Subsidiary         A corporation of which more than fifty percent (50%) of the total

Company         combined voting power of all classes of stock entitled to vote is owned, directly or indirectly, by the Corporation.

Section 3.         ADMINISTRATION

            The Plan shall be administered by the Committee, which, subject to the limitations set forth herein, shall have the full and complete authority and sole discretion from time to time to construe and interpret the Plan; to select the officers and other key employees who shall be granted Awards under the Plan; to determine the type, size, terms, and conditions of the Award or Awards to be granted to each such Participant; to authorize the grant of such Awards pursuant to the Plan; to adjust such Awards based on the performance of the Corporation or on the individual performance of the Participant; in connection with the merger or consolidation of the Corporation (and subject to any applicable requirements of Code section 409A), to give a Participant an election to surrender an Award in exchange for the grant of a new Award; to adopt, amend and rescind rules and regulations relating to the Plan; and to make all other determinations and take all other action it may deem necessary or advisable for the implementation and administration of the Plan.   The Committee may authorize the grant of more than one type of Award, and Awards subject to differing terms and conditions, to any eligible employee.   The Committee's decision to authorize the grant of an Award to an employee at any time shall not require the Committee to authorize the grant of an Award to that employee at any other time or to any other employee at any time; nor shall its determination with respect to the size, type, or terms and conditions of the Award to be granted to an employee at any time require it to authorize the grant of an Award of the same type or size or with the same terms and conditions to that employee at any other time or to any other employee at any time.   The Committee shall not be precluded from authorizing the grant of an Award to any eligible employee solely because the employee previously may have been granted an Award of any kind under the Plan.

            All determinations of the Committee shall be by a majority of its members and shall be final, conclusive and binding. Each member of the Committee, while serving as such, shall be considered to be acting in his capacity as a director of the Corporation, and no member of the Committee shall be liable for any action taken or decision made in good faith with respect to the implementation or administration of the Plan.

Section 4.         ELIGIBILITY

            To be eligible for selection by the Committee to participate in the Plan, an individual must be a full-time salaried officer or key employee of the Corporation, or of a Subsidiary Company, and must reside in the United States or Canada, on the date on which the Committee authorizes the grant to such individual of an Award.

Section 5.         STOCK UNITS

(a)         Type of Award - The Committee, in its sole discretion, may from time to time authorize the grant of Stock Units to a Participant.   The grant of Stock Units shall be evidenced by a written Stock Unit Agreement between the Corporation and the Participant setting forth the number of such Stock Units, Performance Period, and the terms, conditions, and restrictions applicable thereto.   Such Stock Units will be recorded in individual memorandum accounts maintained by the Committee or its agent.   The Participant shall have no beneficial ownership interest in the Common Stock represented by the Stock Units and no right to receive a certificate representing such shares of Common Stock.   Further, the Participant shall have no right to vote the Common Stock represented by the Stock Units or to receive dividends (except for any equivalent payments which may be awarded by the Committee in connection with such Stock Units) on the Common Stock represented by the Stock Units.

(b)         Restrictions - Until the expiration of the Performance Period or the lapse of restrictions in the manner provided in paragraphs (d), (e), or (f) of this Section 5, Stock Units shall be subject to the following restrictions and any additional restrictions that the Committee, in its sole discretion, may from time to time deem desirable in furtherance of the objectives of the Plan:

(i)          the Participant shall not be entitled to receive cash payment for the Stock Units which the Participant may have a contingent right to receive in the future;

(ii)         the Stock Units may not be sold, transferred, assigned, pledged, conveyed, hypothecated, or otherwise disposed of; and

(iii)        all or a portion of the Stock Units may be forfeited immediately as provided in paragraph (d) or (e) of this Section 5.

(c)         Distribution of Stock Units - If a Participant to whom Stock Units has been granted remains in the continuous employment of the Corporation or a Subsidiary Company during the entire Performance Period, upon the expiration of the Performance Period all restrictions applicable to the Stock Units shall lapse, and the Stock Units shall be settled in cash, not in shares of Common Stock, based on Fair Market Value on the date all applicable restrictions lapse.   The Committee, in its sole discretion, may review and adjust the Award at any time prior to expiration of the Performance Period to increase or decrease the number of Stock Units between 0% and 125% based on the performance of the Corporation and/or on the individual performance of the Participant.   The cash settlement representing the Stock Units upon which the restrictions have lapsed shall be delivered to the Participant in a lump sum on the first business day following the day on which the Performance Period expires.

(d)         Termination of Employment - If the employment of a Participant is terminated for any reason other than the Disability or death of the Participant in service before the expiration of the Performance Period, the Stock Units shall be forfeited immediately and all rights of the Participant to such units shall terminate immediately without further obligation on the part of the Corporation or any Subsidiary Company.

(e)         Disability or Death - If a Participant dies or experiences a Disability while in service and before the expiration of the Performance Period, the number of Stock Units held by the Corporation for the Participant's account shall be reduced by the proportion of the Performance Period remaining after the Participant's Disability or death ; the restrictions on the balance of such Stock Units shall lapse on the date of the Participant's Disability or death; and the cash settlement representing the Stock Units upon which the restrictions have lapsed shall be delivered to the Participant (or, in the event of the Participant's death, to his Beneficiary) in a lump sum on the first business day following the date of the Participant's Disability or death.

(f)          Waiver of Restrictions - The Committee, in its sole discretion, may waive any or all restrictions with respect to Stock Units.

Section 6.         DIVIDEND EQUIVALENT PAYMENTS

The Committee may authorize the payment of dividend equivalents on some or all of the Stock Units representing shares of Common Stock, in an amount equal to, and commensurate with, the regular quarterly dividend paid in accordance with Corporation's normal dividend payment practice as may be determined by the Committee, in its sole discretion.   Dividend equivalents payable on Stock Units under this Section 6 shall be paid immediately in cash or converted to additional Stock Units based on the Fair Market Value of Common Stock on the date dividends are paid, as may be determined by the Committee and specified in the Award when the Stock Units are granted. If the dividend equivalents are paid immediately in cash, the cash settlement thereof will be paid in cash on the date declared by the Board of Directors for the payment of dividends on Common Stock.   If the dividend equivalents are converted to additional Stock Units, the additional Stock Units shall be recorded in the Participant's individual memorandum account and subject to any remaining Performance Period applicable to the Stock Units on which the dividend equivalents were paid. Upon cash settlement of the Stock Units on which the dividend equivalents were paid, the additional Stock Units representing dividend equivalents will be paid in cash.   The Committee may authorize the payment of dividend equivalents under this Section 6 with respect to any Stock Unit for all or some portion of its term by including a specific provision, authorizing such payment, in the Stock Unit Agreement required under Section 5(a) of the Plan.

Section 7.         CAPITAL ADJUSTMENTS

In the event of a recapitalization, stock split, stock dividend, exchange, combination, or reclassification of shares, merger, consolidation, reorganization, or other change in or affecting the capital structure or capital stock of the Corporation, the Board of Directors, upon the recommendation of the Committee, may make appropriate adjustments in the number of Stock Units representing shares of Common Stock, as it deems equitable, in its absolute discretion, to prevent dilution or enlargement of the rights of Participants.

Section 8.         AMENDMENT OR TERMINATION OF THE PLAN

The Corporation may at any time and from time to time alter or amend, in whole or in part, any or all of the provisions of the Plan, or may at any time suspend or terminate the Plan, through written action of its chief executive officer or resolution of its Board of Directors, provided that no change in any Awards theretofore granted to any Participant may be made which would impair or diminish the rights of the Participant without the Participant's consent, or that would accelerate or defer the payment of the Awards in a manner that would violate the requirements of Code section 409A.

Section 9.         MISCELLANEOUS

(a)         Withholding - The Corporation and its Subsidiary Companies shall have the right, to the extent permitted by law, to withhold from any payment of any kind otherwise due to a Participant any federal, state, or local income or employment tax that the Corporation reasonably determines to be due with respect to the payment.   The Corporation may deduct from the value of the Stock Units any employment tax that the Corporation reasonably determines to be due with respect to the Stock Units under the Federal Insurance Contributions Act (FICA) or the Railroad Retirement Tax Act (RRTA), and to pay the income tax withholding related to such FICA or RRTA tax.   Alternatively, t he Corporation may require the Participant or Beneficiary to remit to the Corporation or its designee an amount sufficient to satisfy any applicable federal, state, and local income and employment tax with respect to the Participant's Stock Units.   The Participant or Beneficiary shall remain responsible at all times for paying any federal, state, or local income or employment tax with respect to the Stock Units.   I n no event shall the Corporation or the Committee be liable for any interest or penalty that a Participant or Beneficiary incurs by failing to make timely payments of tax.

(b)         Stockholder Rights - No person shall have any rights of a stockholder by virtue of a Stock Unit.

(c)         No Contract of Employment - This Plan shall not be deemed to be an employment contract between the Corporation or any Subsidiary Company and any Participant or other employee. Nothing contained herein, or in any agreement, certificate or other document evidencing, providing for, or setting forth the terms and conditions applicable to any Awards shall be deemed to confer upon any Participant or other employee a right to continue in the employment of the Corporation or any Subsidiary Company, or to interfere with the right of the Corporation or any Subsidiary Company to terminate the employment of such Participant or employee at any time.

(d)         Unfunded Plan - Except as may otherwise be provided in the Plan, the Plan shall be unfunded. Neither the Corporation nor any Subsidiary Company shall be required to segregate any assets that may be represented by Stock Units, and neither the Corporation nor any Subsidiary Company shall be deemed to be a trustee of any amounts to be paid under a Stock Unit.   Any liability of the Corporation to pay any Participant or Beneficiary with respect to a Stock Unit shall be based solely upon any contractual obligations created pursuant to the provisions of the Plan; no such obligation shall be deemed to be secured by any pledge or encumbrance on any property of the Corporation or a Subsidiary Company.

(e)         Applicable Law - The Plan, its validity, interpretation, and administration, and the rights and obligations of all persons having an interest therein, shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia, except to the extent that such laws may be preempted by Federal law.

(f)          Gender and Number - Wherever used in the Plan, words in the masculine form shall be deemed to refer to females as well as to males, and words in the singular or plural shall be deemed to refer also to the plural or singular, respectively, as the context may require.

            (g)         Code Section 409A - Payments under the Plan are intended, and shall be construed, to be exempt from, or to comply with, the requirements of Code section 409A.   The Corporation does not warrant that the Plan will be exempt from or comply with Code section 409A with respect to any Participant or with respect to any payment, however.   In no event shall the Corporation or the Committee be liable for any additional tax, interest, or penalty incurred by a Participant or Beneficiary as a result of a payment's failure to be exempt from, or to satisfy the requirements of, Code section 409A, or as a result of a payment's failure to satisfy any other applicable requirements for the deferral of tax.

            (h)         Administrative Adjustments in Payment Date - A payment is treated as being made on the date when it is due under the Plan if the payment is made on the due date specified by the Plan, or on a later date that is either (i) in the same calendar year (for a payment whose specified due date is on or before September 30), or (ii) by the 15th day of the third calendar month following the date specified by the Plan (for a payment whose specified due date is on or after October 1).   A payment also is treated as being made on the date when it is due under the Plan if the payment is made not more than 30 days before the due date specified by the Plan, provided that a payment under paragraph (f)(ii) of this Section 5 shall not be made earlier than six months after a Specified Employee's retirement, and no payment shall be made earlier than the date on which the applicable restrictions lapse.   A Participant or Beneficiary may not, directly or indirectly, designate the taxable year of a payment made in reliance on the administrative rules in this paragraph.

Dated:                                                      Approved and Adopted

August 21, 2008                                                /s/ Charles W. Moorman

                                                               Charles W. Moorman

                                                               Chairman, President and Chief Executive Officer